UNITED  STATES

 SECURITIES  AND  EXCHANGE  COMMISSION

WASHINGTON,  D.C.  20549

 SEC  FILE  NUMBER:  000-28881

FORM  12B-25  CUSIP  NUMBER:  674197  30  6

NOTIFICATION  OF  LATE  FILING

(CHECK  ONE):  ( )  FORM  10-KSB  (  )  FORM 20-F  ( ) FORM 11-K (Q) FORM 10-QSB    (  )  FORM  N-SAR
     FOR  PERIOD  ENDED:  March 31, 2004

     (  )     TRANSITION  REPORT  ON  FORM  10-K
     (  )     TRANSITION  REPORT  ON  FORM  20-F
     (  )     TRANSITION  REPORT  ON  FORM  11-K
     (  )     TRANSITION  REPORT  ON  FORM  10-Q
     (  )     TRANSITION  REPORT  ON  FORM  N-SAR

     FOR  THE  TRANSITION  PERIOD  ENDED:

  READ  INSTRUCTIONS (ON BACK PAGE) BEFORE PREPARING FORM, PLEASE PRINT OR TYPE.
    NOTHING  IN  THIS  FORM  SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS  VERIFIED  ANY  INFORMATION  CONTAINED  HEREIN.

IF  THE  NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE  ITEM(S)  TO  WHICH  THE  NOTIFICATION  RELATES:

PART  I  -  REGISTRANT  INFORMATION

Family Healthcare Solutions, Inc.

 FULL  NAME  OF  REGISTRANT

FORMER  NAME  IF  APPLICABLE

24843  DEL  PRADO,  SUITE  318

ADDRESS  OF  PRINCIPAL  EXECUTIVE  OFFICE  (STREET  AND  NUMBER)

DANA  POINT,  CA  92629

CITY,  STATE  AND  ZIP  CODE

PART  II  -  RULES  12B-25(B)  AND  (C)

IF  THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE
AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25(B), THE FOLLOWING SHOULD
BE  COMPLETED.  (CHECK  BOX  IF  APPROPRIATE)

           | (A)     THE  REASONS  DESCRIBED IN REASONABLE DETAIL IN PART III OF
           |         THIS  FORM  COULD  NOT  BE  ELIMINATED WITHOUT UNREASONABLE
           |         EFFORT  OR  EXPENSE;
           |
           | (B)     THE  SUBJECT  ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION
           |         REPORT  ON  FORM 10-KSB,  FORM 20-F,  11K,  FORM N-SAR,  OR
 (X)     |         PORTION THEREOF, WILL BE FILED ON OR BEFORE  THE  FIFTEENTH
           |         CALENDAR DAY FOLLOWING  THE  PRESCRIBED  DUE  DATE; OR  THE
           |         SUBJECT  QUARTERLY  REPORT OF TRANSITION REPORT ON THE FORM
           |         10-QSB, OR PORTION THEREOF WILL BE FILED ON OR  BEFORE  THE
           |         FIFTH  CALENDAR DAY FOLLOWING THE PRESCRIBED  DUE DATE; AND
           |
           | (C)     THE  ACCOUNTANT'S  STATEMENT  OR  OTHER EXHIBIT REQUIRED BY
           |         RULE  12B-25(C)  HAS  BEEN  ATTACHED  IS  APPLICABLE.

PART  III  -  NARRATIVE

     STATE  BELOW  IN  REASONABLE  DETAIL THE REASONS WHY THE FORM 10-KSB, 11-K,
10-QSB,  N-SAR, OR THE TRANSITION REPORT OR PORTIONS THEREOF, COULD NOT BE FILED
WITH  THE  PRESCRIBED  TIME  PERIOD.  (ATTACH  EXTRA  SHEETS  IF  NEEDED)
THE REGISTRANT HAS HAD DIFFICULTY COMPLETING AND OBTAINING THE YEAR END AUDIT IN
A  TIMELY MANNER DUE TO THE HOLIDAY SEASON. THE FORM 10-KSB WILL BE FILED WITHIN
THE  NEXT  FIFTEEN  (15)  CALENDAR  DAYS.

PART  IV  -  OTHER  INFORMATION

(1)     NAME  AND  TELEPHONE  NUMBER  OF  PERSON  TO  CONTACT  IN REGARD TO THIS
NOTIFICATION

     WILLIAM  STOCKER                    949                 487-7295    EXT  23

          (NAME)                    (AREA  CODE)            (TELEPHONE  NUMBER)

(2)     HAVE  ALL  OTHER  PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF
THE  SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT
OF  1940  DURING  THE  PRECEDING 12 MONTHS (OR FOR SUCH SHORTER) PERIOD THAT THE
REGISTRANT  WAS  REQUIRED  TO  FILE  SUCH  REPORTS) BEEN FILED?  IF ANSWER IS NO
IDENTIFY  REPORT(S).

YES  (X)      NO  (  )

(3)     IT  IS  ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS
FROM  THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE
EARNINGS  STATEMENTS  TO  BE  INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?

YES  (  )      NO  (X)

IF  SO,  ATTACH  AN  EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND
QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE
OF  THE  RESULTS  CANNOT  BE  MADE.

Family Healthcare Solutions, Inc.

(NAME  OF  REGISTRANT  AS  SPECIFIED  IN  CHARTER)

HAS  CAUSED  THIS  NOTIFICATION  TO  BE  SIGNED ON ITS BEHALF BY THE UNDERSIGNED
HEREUNTO  DULY  AUTHORIZED.

DATE:          05/18/2004                    BY:  /S/Teodoro Franco

 PRESIDENT

     INSTRUCTION:  THE  FORM  MAY  BE  SIGNED  BY  AN  EXECUTIVE  OFFICER OF THE REGISTRANT OR BY ANY OTHER DULY AUTHORIZED REPRESENTATIVE. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED BENEATH THE SIGNATURE.  IF THE  STATEMENT  IS  SIGNED  ON  BEHALF  OF  THE  REGISTRANT  BY  AN  AUTHORIZED
REPRESENTATIVE  (OTHER  THAN  THE  EXECUTIVE  OFFICER),  EVIDENCE  OF  THE REPRESENTATIVE'S  AUTHORITY  TO  SIGN ON BEHALF OF THE REGISTRANT SHALL BE FILED WITH  THE  FORM.

ATTENTION
            INTENTIONAL  MISSTATEMENTS  OR  OMISSIONS  OF  FACT  CONSTITUTE
               FEDERAL  CRIMINAL  VIOLATIONS  (SEE  18  U.S.C.  1001).L

1.     THIS  FORM IS REQUIRED BY RULE 12B-25 (17 CFR 240, 12B-25) OF THE GENERAL
RULES  AND  REGULATIONS  UNDER  THE  SECURITIES  EXCHANGE  ACT  OF  1934.

2.     ONE SIGNED ORIGINAL AND FOUR CONFORMED COPIES OF THIS FORM AND AMENDMENTS
THERETO MUST BE COMPLETED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION,
WASHINGTON,  D.C.  20549,  IN  ACCORDANCE WITH RULE 0-3 OF THE GENERAL RULES AND
REGULATIONS  UNDER  THE ACT. THE INFORMATION CONTAINED IN OR FILED WITH THE FORM
WILL  BE  MADE  A  MATTER  OF  PUBLIC  RECORD  IN  THE  COMMISSION  FILES.

3.     A  MANUALLY SIGNED COPY OF THE FORM AND AMENDMENTS THERETO SHALL BE FILED
WITH  EACH  NATIONS  SECURITIES EXCHANGE ON WHICH ANY CLASS OF SECURITIES OF THE
REGISTRANT  IS  REGISTERED.

4.     AMENDMENTS  TO  THE  NOTIFICATIONS  MUST ALSO BE FILED ON FORM 12B-25 BUT
NEED  NOT RESTATE INFORMATION THAT HAS BEEN CORRECTLY FURNISHED.  THE FORM SHALL
BE  CLEARLY  IDENTIFIED  AS  AN  AMENDED  NOTIFICATION.